TENGTU
                    Ratio Worksheet

                                                                        Year Ended
                                                                          June 30
                                                                     ------------------

                                                      2003           2002          2001
Earnings:
Income (loss) from continuing operations
   before income taxes                            ($1,862,412)     1,578,108   ($  293,169)
Add:
Fixed charges as calculated below                     201,758        254,029       114,852
                                                  -----------    -----------   -----------
Adjusted income (loss)                            ($1,660,654)   $ 1,832,137   ($  178,317)
                                                  ===========    ===========   ===========



Fixed charges:
Interest on indebtedness                          $   107,939    $   167,474   $    35,157
Amortization of debt discount                          93,819         86,555        79,695
                                                  -----------    -----------   -----------
Fixed charges, for computation purposes           $   201,758    $   254,029   $   114,852
                                                  -----------    -----------   -----------
Ratio of earnings (deficiency) to fixed charges         (8.23)          7.21         (1.55)
                                                  ===========    ===========   ===========


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